CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated June 5, 2008, relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiary as of May 31, 2008 and for the period from April 28, 2008 (date of inception) through May 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
June 5, 2008